                   STOCK PURCHASE AGREEMENT

                     Dated August 18, 1994

                         by and among

                   ARKANSAS BEST CORPORATION

                              and

                      THE SHAREHOLDERS OF

                   CLIPPER EXXPRESS COMPANY,

                  AGILE FREIGHT SYSTEM, INC.

                              and

             AGRICULTURAL EXPRESS OF AMERICA, INC.

                       TABLE OF CONTENTS

                                                          Page

SECTION 1.     Certain Definitions                          2

SECTION 2.     Transfer of Shares and Payment of
               Purchase Price                               5
        2.1    Shares To Be Transferred by Shareholders     5
        2.2    Amount of Purchase Price                     5
        2.3    Payment of Purchase Price                    6
        2.4    Purchase Price Adjustment                    6

SECTION 3.     Representations and Warranties of the
               Shareholders                                 9
        3.1    Good Standing                                9
        3.2    Certificates of Incorporation; By-Laws;
               Minute Books                                10
        3.3    Authorization - No Liens                    11
        3.4    Authorized Capitalization                   12
        3.5    Subsidiaries; Investments; Affiliate
               Notes                                       12
        3.6    Financial Statements                        13
        3.7    Records and Books of Account                14
        3.8    Liabilities                                 14
        3.9    Title to Assets; Liens and Encumbrances     15
        3.10   Leased Premises                             15
        3.11   Trademarks, Service Marks, Trade Names,
               Patents and Copyrights                      16
        3.12   Contracts                                   17
        3.13   Purchase and Sales Commitments and
               Orders; Principal Customers                 20
        3.14   Labor Relations; Employees                  20
        3.15   Legal Proceedings                           21
        3.16   Orders, Decrees, Etc.                       22
        3.17   Compliance With Law; Permits and
               Licenses                                    22
        3.18   Changes Since Balance Sheet Date; No
               Material Adverse Change                     24
        3.19   No Change                                   26
        3.20   Accounts Receivable                         26
        3.21   Capital Projects and Expenditures           27
        3.22   Employee Benefits                           27
        3.23   Governmental Approvals                      31
        3.24   Tax Matters                                 31
        3.25   Insurance Coverage                          34
        3.26   Representations and Warranties              34

                                                         Page

SECTION 4.     Representations and Warranties of Buyer     35
        4.1    Good Standing                               35
        4.2    Authorization                               35

SECTION 5.     Conduct Prior to the Closing                36
        5.1    Investigation by Buyer                      36
        5.2    Ongoing Operations                          37
        5.3    Conduct of Business                         37
        5.4    Consents                                    40
        5.5    Plans, Leases and Contracts                 40
        5.6    Public Announcements                        40

SECTION 6.     Conditions of Buyer's Obligations to
               Close                                       41
        6.1    Agreements and Conditions                   41
        6.2    Representations and Warranties              41
        6.3    Loss, Damage or Destruction                 41
        6.4    No Legal Proceeding                         42
        6.5    Deliveries                                  42
        6.6    HSR Act                                     42
        6.7    Legal Opinion                               42

SECTION 7.     Conditions of the Shareholders'
               Obligations to Close                        43
        7.1    Agreements and Conditions                   43
        7.2    Representations and Warranties              43
        7.3    Deliveries                                  43

SECTION 8.     Deliveries of the Shareholders and Buyer    43
        8.1    Stock Certificates                          44
        8.2    Corporate Records                           44
        8.3    Resignations                                44
        8.4    Consents                                    44
        8.5    Possession of Assets                        44
        8.6    Other Deliveries                            44

SECTION 9.     Deliveries of Buyer on the Closing Date     44
        9.1    Payments                                    45
        9.2    Secretary's Certificate                     45

SECTION 10.    Additional Covenants                        45
        10.1   Cooperation                                 45
        10.2   Further Assurances of Shareholders          45
        10.3   Further Assurances of Buyer                 46
        10.4   Code Section 338(h)(10) Election            47
        10.5   Non-Competition Covenants                   48
        10.6   Agile Closing                               50

                                                         Page

SECTION 11.    Indemnification                             51
        11.1   Indemnification by Shareholders             51
        11.2   Indemnification by Buyer                    52
        11.3   Procedures for Third Party
               Indemnification                             53
        11.4   Limitations on Indemnification              54
        11.5   Holdback                                    54
        11.6   Insurance; Double Recovery                  56

SECTION 12.    Survival of Representations; Effect of
               Certificates                                57

SECTION 13.    Brokerage Indemnity                         57

SECTION 14.    Notices                                     58

SECTION 15.    Termination                                 59

SECTION 16.    Miscellaneous.                              61
        16.1   Entire Agreement                            61
        16.2   Taxes                                       62
        16.3   Governing Law                               62
        16.4   Representation by Counsel                   62
        16.5   Benefit of Parties; Assignment              63
        16.6   Pronouns                                    63
        16.7   Headings                                    64
        16.8   Arbitration                                 64
        16.9   Expenses                                    66

         AGREEMENT dated as of August 18, 1994 by and among

ARKANSAS BEST CORPORATION, a Delaware corporation ("Buyer"),

and MERLE CHAMBERS ("Chambers"), THE EVELYN CHAMBERS REVOCABLE

TRUST NO. 1 ("Chambers Trust"), and ANDY HOK FAN SZE ("Sze")

(Chambers, the Chambers Trust and Sze are referred to herein collectively as the "Shareholders").



                     W I T N E S S E T H:



         WHEREAS, Chambers, the Chambers Trust and Sze own all

of the issued and outstanding capital stock of Clipper

Exxpress Company, a Delaware corporation ("Clipper Exxpress"),

and Chambers and Sze own all of the issued and outstanding

capital stock of Agile Freight System, Inc., a Delaware

corporation ("Agile") and Agriculture Express of America,

Inc., a Delaware corporation ("AXXA") (Clipper Exxpress, Agile and AXXA are referred to herein collectively as the "Clipper

Group"), and

         WHEREAS, Buyer desires to purchase from the

Shareholders and the Shareholders desire to sell to Buyer, on the terms and conditions set forth herein, all of the issued and outstanding shares of capital stock of the Clipper Group.

         NOW, THEREFORE, in consideration of the mutual

covenants contained herein and for other good and valuable

consideration set forth herein, the parties hereto agree as

follows:

         SECTION 1.  Certain Definitions.  For purposes of

this Agreement, the following terms shall have the respective meanings set forth below:

         "Actions" mean any claims, actions, suits,

proceedings and investigations, whether at law, in equity or before any court, arbitrator, arbitration panel or

Governmental Authority.

         "Affiliate" of a party means any Person that,

directly or indirectly, controls, is controlled by or is under common control with such party.

         "Balance Sheets" has the meaning specified in

paragraph 3.6 below.

         "Balance Sheet Date means June 30, 1994.

         "Closing" means the closing of the transactions

contemplated hereby, which shall take place at the offices of

Holme Roberts & Owen , 1700 Lincoln Street, Suite 4100,

Denver, Colorado 80203, on the Closing Date commencing at

10:00 A.M., or at such other time or place as the parties may agree upon in writing and shall be effective as of the close of business on the Closing Date.

         "Closing Date" means September 30, 1994 or such other

date as the parties may agree upon in writing.

         "Code" means the Internal Revenue Code of 1986, as

amended.

         "Contracts" mean all contracts, agreements,

indentures, licenses, leases, commitments, plans,

arrangements, sales orders and purchase orders of every kind,

whether written or oral.

         "Damages" mean losses, liabilities, obligations,

penalties, costs, damages, claims and expenses (including

reasonable costs of investigation and attorneys' fees and

disbursements).

         "ERISA" means the Employee Retirement Income Security

Act of 1974, as amended, and the rules and regulations

promulgated thereunder.

         "ERISA Affiliate" means each member of the Clipper

Group and each corporation, partnership, or other trade or

business, whether or not incorporated, which is or has been

treated as a single employer or controlled group member with any member of the Clipper Group pursuant to Code Section 414 or ERISA Section 4001.

         "GAAP" means generally accepted United States

accounting principles.

         "Governmental Authority" means any agency,

instrumentality, department, commission, court, tribunal or

board of any government, whether foreign or domestic and

whether national, Federal, state, provincial or local.

         "Laws" mean laws, rules, regulations, codes, orders,

ordinances, judgments, injunctions, decrees and policies.

         "Liabilities" mean debts, liabilities, claims,

obligations, duties and responsibilities of any kind and

description, whether absolute or contingent, monetary or non-

monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

         "Lien" means any security interest, lien, mortgage,

claim, charge, pledge, restriction, equitable interest or

encumbrance of any nature.

         "Person" means any natural person, corporation,

business trust, joint venture, association, company, firm,

partnership or other entity or government or Governmental

Authority.

         Proprietary Right" means any trade name, trademark,

trade secret, know-how, service mark, patent or copyright and any application for any of the foregoing.

         "Returns" mean all returns, declarations, reports,

forms, estimates, information returns and statements required to be filed with or supplied to any Governmental Authority in connection with any Taxes.

         "Shares" means all of the issued and outstanding

shares of capital stock of each company in the Clipper Group.

          "Taxes" mean all taxes, charges, fees, levies,

customs, duties or other assessments, including, without

limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll and franchise taxes imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to

any of the foregoing.



         SECTION 2.  Transfer of Shares and Payment of

Purchase Price.

         2.1   Shares To Be Transferred by Shareholders.

Based upon and subject to the terms, agreements, warranties,

representations and conditions of this Agreement, each of the

Shareholders hereby agrees to sell, convey, transfer, assign and deliver to Buyer on the Closing Date, and Buyer hereby

agrees to buy and accept on the Closing date, all of the

Shares held by such Shareholder.

          2.2  Amount of Purchase Price.  The total

consideration (the "Purchase Price") to be paid by Buyer for the Shares shall be $60,000,000, (plus or minus any purchase price adjustment to be determined as provided in paragraph

2.4).  For purposes of the Closing, the aggregate Purchase

Price shall be allocated to the stock of each company in the

Clipper Group as follows:  71.77 percent to the capital stock of Clipper Exxpress; 4.30 percent to the capital stock of

Agile and 23.93 percent to the capital stock of AXXA.  The

Purchase Price shall be allocated among the Shareholders as

set forth on Schedule 2.2.  After completion of the Closing

Balance Sheet as described in paragraph 2.4 (including any final adjustments thereof), the allocation of the aggregate

Purchase Price to the stock of each company in the Clipper

Group shall be adjusted to reflect the proportion of net

assets of each company in the Clipper Group to the aggregate net assets of all companies in the Clipper Group as of the

date of the Closing Balance Sheet.  Chambers and the Chambers

Trust shall take all steps appropriate to reallocate the

Purchase Price between them to reflect such final allocation and will notify Buyer in writing of such reallocation.  The

Buyer shall have no responsibility for any such reallocation.

         2.3   Payment of Purchase Price.  On the Closing

Date, and subject to paragraph 11.5, Buyer shall pay to each of the Shareholders her, his or its proportionate share of the

Purchase Price by means of a wire transfer of immediately

available funds to an account number and depository designated by such Shareholder at least three business days prior to the

Closing Date.

         2.4   Purchase Price Adjustment.  Schedule 2.4 hereto

sets out the projected combined balance sheet (including

shareholders' equity) for the Clipper Group for September 30,

1994 (the "Projected Balance Sheet"), which the Shareholders represent has been prepared on a basis consistent with the

Balance Sheets referred to in paragraph 3.6.  Promptly

following the Closing Date (but in any event no later than 30 days after the Closing Date) the Clipper Group shall prepare a balance sheet (including shareholders' equity) for the Clipper Group at September 30, 1994 (the "Closing Balance

Sheet") in accordance with the same GAAP principles as the

Clipper Group applied in the preparation of the Projected

Balance Sheet and the Balance Sheets except as may be required to reflect normal year-end adjustments, reserves and accruals to each balance sheet account that under GAAP would be made as of December 31 but that will instead be made as of September

30 to reflect the short year ending September 30, 1994 (the

"Closing Balance Sheet Adjustments").  Ernst & Young shall

audit the Closing Balance Sheet and make any adjustments it

considers appropriate, consistent with the provisions of the preceding sentence.  The Closing Balance Sheet with such

adjustments, if any, shall be given to Sze and Chambers.  The

Shareholders shall have a period of 30 days after receipt of the Closing Balance Sheet to give to Buyer a notice (an

"Objection Notice") specifying in reasonable detail any

objections they may have to the Closing Balance Sheet.  If an

Objection Notice is not given by the Shareholders within such

30-day period, then the Closing Balance Sheet shall be

accepted as final, binding and conclusive on the parties

hereto.  If an Objection Notice is given by the Shareholders within such 30-day period, the Shareholders and Buyer shall

attempt to reconcile such items as are in dispute.  If the

Shareholders and Buyer are unable to reconcile all such items within 30 days after the date on which the Objection Notice is given, then such items as remain in dispute shall be determined in accordance with the principles set forth in this paragraph 2.4 by a representative of a firm of independent

public accountants designated by a representative of the

Shareholders and a representative of Buyer.  The determination of the items in dispute shall be final, binding and conclusive on the parties hereto.  The fees and expenses of Ernst & Young shall be paid by Buyer.  The fees and expenses of the

designated accounting firm mentioned above shall be shared

equally by the Shareholders and the Buyer.  In the event that the shareholders' equity for the Clipper Group set forth in

the Closing Balance Sheet, after deducting the distribution

permitted under the last sentence of this paragraph 2.4, is

greater than $10,767,000, the Buyer shall pay to the

Shareholders the amount of such excess, in the proportion that each Shareholder's share of the Purchase Price was to the

total Purchase Price.  In the event that the shareholders'

equity for the Clipper Group set forth in the Closing Balance

Sheet, after deducting the distribution permitted under the

last sentence of this paragraph 2.4, is less than $10,767,000,

the Shareholders shall pay to the Buyer the amount of such

shortfall, in the proportion that each Shareholder's share of the Purchase Price was to the total Purchase Price.  In any

event, the Shareholders shall receive distributions from the

Clipper Group for tax payments equal to 45 percent of combined income of the Clipper Group (other than income attributable to or arising from the transaction contemplated by this

Agreement, including the filing of an election under Sections

338(g) and 338(h)(10) of the Code with respect to the purchase and sale of the Shares) from January 1, 1994, to and including the Closing Date.

         SECTION 3.  Representations and Warranties of the

Shareholders.  Chambers and Sze hereby jointly and severally warrant and represent to and agree with Buyer as follows, and the Chambers Trust hereby warrants and represents to and

agrees with Buyer only with respect to paragraphs 3.3 and 3.4 below as follows:

         3.1   Good Standing.  Clipper Exxpress, Agile and

AXXA are corporations duly organized, validly existing and in good standing under the laws of Delaware, have full power and authority to own, lease and operate their respective

properties and assets and to conduct their respective

businesses as now being conducted, and are duly qualified or licensed to do business as foreign corporations, and are in

good standing, in all jurisdictions where the character of the properties each owns, leases or operates, or the conduct of

their respective businesses, requires such qualification or

licensing, other than in such jurisdictions where the failure so to qualify would subject the Clipper Group, taken as a whole, to a material liability. As used in this Agreement,

any reference to any event, change or effect being material

with respect to any entity means an event, change or effect

materially related to the condition (financial or otherwise),

businesses, prospects of the businesses as currently

conducted, or operations of such entity; and any reference to any event, change or effect having a material adverse effect means an event, change or effect that materially and adversely affects the condition (financial or otherwise), businesses,

prospects of the businesses as currently conducted, or

operations of that entity.  The jurisdictions in which each

company in the Clipper Group is qualified or licensed to do

business are set forth on Schedule 3.1.

         3.2   Certificates of Incorporation; By-Laws; Minute

Books.  True and complete copies of the Certificates of

Incorporation and By-Laws, as amended to and including the

date hereof, of Clipper Exxpress, Agile and AXXA have been

delivered to Buyer.  The minute books, stock books and stock transfer records of each such company, true and complete

copies of which have been made available to Buyer at the

headquarters of Clipper Exxpress, contain true and complete

minutes and records of all issuances and transfers of capital stock of each such company and of all minutes and records of all meetings, consents, proceedings and other actions of the shareholders, board of directors and committees of the board of directors of each such company since the date of incorporation of each such company.

         3.3   Authorization - No Liens.  Each Shareholder

represents and warrants separately as to herself, himself or itself that this Agreement constitutes the valid and binding obligation of such Shareholder, enforceable against her, him or it in accordance with its terms.  Except as set forth on

Schedule 3.3 hereto, no consent of any lender, trustee or

other Person is required for such Shareholder to enter into

and deliver this Agreement or to consummate the transactions contemplated hereby, nor does any Contract, mortgage or other instrument to which such Shareholder or any company in the

Clipper Group is a party or by which such Shareholder or any company in the Clipper Group is bound or affecting any of her,

his or its respective properties conflict with or restrict the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  Each Shareholder

warrants and represents with respect to the Shares held by

her, him or it that (i) such Shares are owned of record and

beneficially by such Shareholder and are not subject to any

Lien, or to any restriction on their transfer, except such as are set forth on Schedule 3.3 and which shall be released on or prior to the Closing Date and (ii) upon delivery at the

Closing, Buyer shall have good and marketable title to such

Shares, free and clear of any Lien or restriction on transfer.

         3.4   Authorized Capitalization.  The authorized

capital stock of Clipper Exxpress consists solely of 10,000

shares of common stock, $.01 par value per share, of which

5,414 shares are issued and outstanding.  The authorized

capital stock of Agile consists solely of 10,000 shares of

common stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding, and the authorized capital stock of AXXA consists solely of 10,000 shares of common stock,

$1.00 par value per share, of which 1,188 shares are issued

and outstanding.  All of the issued and outstanding capital

stock of each such company is validly issued and outstanding,

fully paid and nonassessable, and is owned beneficially and of record in the aggregate by the Shareholders.  There are no

outstanding warrants, options or rights (preemptive or

otherwise) or other securities, plans or agreements which give the holder or any other Person the right to purchase or

otherwise acquire (whether from any of the companies in the

Clipper Group or any of the Shareholders or an Affiliate of

any of the Shareholders) any shares of capital stock of any

company in the Clipper Group or any securities convertible

into, exchangeable or exercisable for shares of such capital stock or under which any such warrant, option, right or

security may be issued in the future.

         3.5   Subsidiaries; Investments; Affiliate Notes.  No

company in the Clipper Group has any direct or indirect subsidiaries or, except as set forth on Schedule 3.5 hereto,

has made any advances to or investments in, and does not own any securities of or other interests in, any Person.  Schedule

3.5 contains a list of all notes held by any company in the

Clipper Group issued by any Shareholder or any Affiliate of a

Shareholder.

         3.6   Financial Statements.  Annexed hereto as

Schedule 3.6 are (a) unaudited balance sheets of each of the companies in the Clipper Group as of the Balance Sheet Date

(the "Balance Sheets"), (b) unaudited financial statements of each of the companies in the Clipper Group for the six-month period beginning January 1, 1994 and ended June 30, 1994 and

(c) audited financial statements of each of the companies in the Clipper Group as of and for the fiscal years ended

December 31 in each of 1990, 1991, 1992 and 1993.  The Balance

Sheets and the other financial statements referred to in the preceding sentence are referred to collectively as the

"Financial Statements."  The Financial Statements in each case are true and complete with respect to each item therein and

have been prepared in accordance with GAAP heretofore adopted by, and applied consistently with the past practices of, each of the companies in the Clipper Group and fairly present the financial condition, results of operations and cash flows of each of the companies in the Clipper Group as of, or for the years or period ended on, their respective dates (subject in the case of interim financial statements to normal year-end adjustments).  Since the Balance Sheet Date, each of the

companies in the Clipper Group has conducted its business in a consistent manner without change of policy or procedure

including, without limitation, its practices in connection

with the treatment of revenue recognition, capitalization

policies, reserves and expenses.

         3.7   Records and Books of Account.  Since January 1,

1990, the records and books of account of each of the

companies in the Clipper Group have been regularly kept and

maintained in conformity with GAAP consistently applied.

         3.8   Liabilities.  On the Balance Sheet Date, there

were no Liabilities of any company in the Clipper Group that would have been required by GAAP to be included on the balance sheet of any company in the Clipper Group (including the notes thereto) as of such date other than those Liabilities

disclosed or provided for on the Balance Sheets.  There are no other Liabilities of any company in the Clipper Group except

(i) those incurred since the Balance Sheet Date in the

ordinary course of business consistent with past practice and not in violation of or in conflict with any of the terms,

agreements, warranties, representations and conditions of the

Shareholders contained in this Agreement, (ii) those set forth in Schedule 3.8 hereto and (iii) those which would not,

individually or in the aggregate, have a material adverse

effect on the Clipper Group, taken as a whole.

         3.9   Title to Assets; Liens and Encumbrances. The

companies in the Clipper Group are the owners of, and have

good and marketable title to, all of the assets, properties

and rights used in or required to be used in the operation of the businesses of the Clipper Group, free and clear of all

Liens except for the Liens, if any, set forth on the Balance

Sheets or on Schedule 3.9 hereto.  The assets, properties and rights referred to in the preceding sentence include, without limitation, all assets,  properties, rights and business of

each of the companies in the Clipper Group shown or reflected on the Balance Sheets or acquired by any of such companies

since the Balance Sheet Date except only for (i) cash and (ii)

inventories and other assets sold and receivables collected in the ordinary course of business consistent with past practice of the Clipper Group since the Balance Sheet Date.  The

companies in the Clipper Group own all of the assets used by them in the operation and conduct of that business, or

required by them for the normal conduct of their business,

except for those assets leased under leases specifically

identified on Schedule 3.10 hereto.

         3.10  Leased Premises.  Schedule 3.10 sets forth a

true and complete list of each lease of premises executed by or binding upon any company in the Clipper Group as lessee,

sub-lessee, tenant or assignee (the "Leased Premises") setting forth in each case a brief description of the premises covered thereby, the rental payable thereunder and the term (including any extensions available) thereof.  Except as set forth on

Schedule 3.10, each such lease is in full force and effect

without any default or breach thereof by any company in the

Clipper Group or any other party thereto.  Except as set forth on Schedule 3.10, no consent of any landlord or any other

party is required under any such lease by reason of or in

connection with the transfer of the Shares to Buyer as

provided for in this Agreement and to keep such lease in full force and effect after the execution and delivery of this

Agreement and the consummation of the transactions

contemplated hereby.  True and complete copies of all leases required to be listed on Schedule 3.10, including all

amendments, addenda, waivers and all other binding documents affecting the tenant's rights thereunder, have heretofore been made available to Buyer.

         3.11  Trademarks, Service Marks, Trade Names, Patents

and Copyrights.  Schedule 3.11 hereto sets forth a true and

complete list of all Proprietary Rights used by any company in the Clipper Group in the conduct of its business.  Each such

Proprietary Right is owned solely by a company in the Clipper

Group and is not subject to any license, royalty arrangement or dispute.  No other Proprietary Rights are used in or are

necessary for the conduct of the Clipper Group's business as now conducted. Except as described in Schedule 3.11, no claim has been asserted or, to the knowledge of Chambers and Sze,

threatened, by any Person with respect to the ownership,

validity, license or use of, or any infringement resulting

from, any of the Proprietary Rights used by the Clipper Group.

As used in this Agreement, the terms "to the knowledge,"

"known to," and other phrases of like substance are to be

broadly construed (i) to include the knowledge of the

Shareholder making the representation and (ii) to represent

that the Shareholder making the representation has caused due inquiry and investigation to be made into the matter

represented to be true, including due inquiry and

investigation by the senior management of the Clipper Group.

         3.12  Contracts.  Except for the leases described in

Schedule 3.10 hereto, purchase and sales commitments entered into in the ordinary course of business consistent with past practice and except as set forth on Schedule 3.12, the

companies in the Clipper Group are not parties to, or subject to or bound by, any (i) lease; (ii) royalty, distribution,

agency, territorial or license agreement; (iii) Contract (for employment or otherwise) with any officer, employee, director or shareholder (or any Affiliate of any such officer,

employee, director or shareholder) or any professional person or firm, consultant, independent contractor or advertising

firm or agency; (iv) Contract or collective bargaining

agreement with any labor union or representative of employees;

(v) Contract guaranteeing the payment or performance of the

obligations of others (vi) Contract pursuant to which

indebtedness may be incurred or is outstanding; (vii)

"employee benefit plan" (as defined in Section 3(3) of ERISA)

or any stock option plan, stock purchase plan or material

fringe benefit plan, agreement, policy or understanding

(whether written or oral, qualified or nonqualified) that

provides benefits, or describes policies or procedures

applicable, to any officer, employee, director, former

officer, former employee or former director (or any dependent of any of the foregoing) of any entity which is part of the

Clipper Group or any ERISA Affiliate thereof; (viii) Contract limiting the freedom of any company in the Clipper Group to

engage in any line of business or to compete with, solicit or hire any Person; (ix) Contract not entered into in the

ordinary course of business which involves $100,000 or more

and is not cancellable without penalty within 90 days; (x) any joint venture agreement or other Contract with respect to the operation or management of any entity; or (xi) any other

Contract that involves payments by or to any company in the

Clipper Group at a rate of $50,000 or more per annum.

Schedule 3.12 hereto contains a true and complete description of the terms and conditions of each Contract to which any

company in the Clipper Group is a party or to which it is

subject or by which it is bound that involves an annualized rate of $50,000 or more and which is not in writing. True and complete copies of all Contracts listed on Schedule 3.12 have heretofore been made available to Buyer by the Clipper Group.

Except as set forth on Schedule 3.12, no Contract to which any company in the Clipper Group is a party or to which it is

subject or by which it is bound conflicts with, would be

terminated by, would be breached as a result of, would be

materially modified or changed by, or requires the consent of any other Person by reason of, the execution and delivery of this Agreement or the consummation of the transactions

contemplated hereby, other than such Contracts the loss of

which, individually or in the aggregate, would not have a

material adverse effect on the Clipper Group, taken as a

whole, or the loss of which would involve a loss of less than

$50,000 ("Immaterial Contracts").  Each of the Contracts to

which any company in the Clipper Group is a party or to which it is subject or by which it is bound (including, without

limitation, those set forth on Schedules 3.12 and 3.13 hereto)

is a valid and subsisting Contract of all of the parties

thereto in full force and effect without modification, other than Immaterial Contracts.  The Clipper Group company that is a party to each contract has performed all obligations

required to be performed by it and is not in default under any

Contract, instrument or other document to which it is a party or to which it is subject or by which it is bound, and no event has occurred thereunder which, with or without the lapse of time or the giving of notice, or both, would constitute a default by it thereunder, other than Immaterial Contracts.

         3.13  Purchase and Sales Commitments and Orders;

Principal Customers.  No company in the Clipper Group has from the Balance Sheet Date to the date hereof, and will have, from the date hereof through the Closing Date, entered into any

purchase or sales commitment or order except in the ordinary course of business consistent with past practice.  Schedule

3.13 sets forth by dollar volumes the Clipper Group's ten

largest customers for the years ended December 31, 1992 and

1993 and the six months ended June 30, 1994.

         3.14  Labor Relations; Employees.  There are no labor

strikes, disputes, slow downs, work stoppages or other labor troubles or grievances pending or, to either Chambers' or

Sze's knowledge, threatened against or involving the Clipper

Group.  No unfair labor practice complaint before the National

Labor Relations Board, no charges pending before the Equal

Employment Opportunity Commission and no complaint, charge or grievance of any nature before any similar or comparable

Governmental Authority, in any case relating to any company in the Clipper Group or the conduct of its business, is pending or, to the knowledge of Chambers or Sze, threatened.  No

company in the Clipper Group has received notice, nor has any knowledge, of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct any investigation of or relating to the Clipper Group or the conduct of its business.  To the knowledge of Chambers and Sze, no officer or key employee of any company in the

Clipper Group has any plans to terminate his or her employment with that company.  Schedule 3.14 is a true and correct list of all employees of the Clipper Group by employer and by job classification as of June 30, 1994.  The owner/operators of

the trucking companies with which the Clipper Group contracts are not deemed to be employees of the Clipper Group for

Federal or state tax purposes.

         3.15  Legal Proceedings.  Except as set forth on

Schedule 3.15A hereto, there are no Actions (whether or not

purportedly on behalf of any company in the Clipper Group)

pending or, to the knowledge of Chambers or Sze, threatened

against or affecting any company in the Clipper Group or any of its properties, rights or business.  Except as set forth on

Schedule 3.15B hereto, no Action involving negligence or

strict liability has ever been instituted or, to the knowledge of Chambers or Sze, threatened against any company in the

Clipper Group.  No company within the Clipper Group is in

default with respect to any order, writ, injunction or decree of any Governmental Authority.  None of the Actions referred to on Schedule 3.15A or 3.15B hereto, individually or in the aggregate, will have a material adverse effect on the Clipper

Group, taken as a whole.

         3.16  Orders, Decrees, Etc.  There are no orders,

decrees, injunctions, rulings, publications, decisions,

directives, consents, pronouncements or regulations of any

court or any Governmental Authority issued against, or binding on, the Clipper Group which do or may affect, limit or control the Clipper Group's method or manner of doing business.

         3.17  Compliance With Law; Permits and Licenses.

               (a)  The Clipper Group has complied and is in

compliance with all Laws of any Governmental Authority

applicable to the Clipper Group, its assets or property or its operations, including, without limitation, Laws relating to

zoning, building codes, licensing, permits, antitrust,

occupational safety and health, environmental protection and conservation, water or air pollution, toxic and hazardous

waste and substances control, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and

programs, collective bargaining and withholding and social

security taxes, other than any failure to comply that,

individually or in the aggregate, will not result in any

material liability or have a material adverse effect on the

Clipper Group, taken as whole.

          (b)  The Clipper Group presently holds, and will

hold at the Closing Date, all the permits, licenses and franchises which are necessary for or material to its current use, occupancy or operation of its assets or properties or the conduct of its business; and no notice of violation of any

applicable zoning regulations, ordinance or other similar Law binding on the Clipper Group with respect to its assets,

properties or business has been received.

          (c)  Other than as set forth on Schedule 3.17

hereto, none of the members of the Clipper Group has violated or is alleged to have violated, or is in violation of, any

Environmental Law, or has released, treated, stored, disposed of or transported any Hazardous Substance in violation of any

Environmental Law.  There are no Hazardous Substances located at, in, on, within or under the surface of any of the Clipper

Group members' assets, properties or facilities in material

violation of applicable Environmental Laws.  Other than as set forth on Schedule 3.17 hereto, neither the Shareholders, nor any member of the Clipper Group, has received, or is aware of,

any requests for information, notice of claim, demand,

lawsuit, action or other notification from any Governmental

Authority or any third party that they may be potentially

responsible for any threatened or actual release of Hazardous

Substances, or violation of or noncompliance with any

Environmental Law, and none of the members of the Clipper

Group or the Shareholders is subject to any agreement,

consent, decree, administrative order, notice or enforcement action brought under any Environmental Laws. For purposes of this Section 3.17(c), "Environmental Laws" means any foreign,

Federal, state, or local law, rule, regulation, ordinance,

program, permit, guidance, order, consent, decree or notice of violation pertaining to the protection of natural resources,

the environment and the health and safety of employees and the general public; and "Hazardous Substances" means any oil,

petroleum product, asbestos, polychlorinated biphenyls,

flammable substances, explosives, radioactive materials,

hazardous wastes, hazardous substances, toxic wastes or

substances or any other wastes, materials or pollutants

defined as or included in the definition of "hazardous

substances," "hazardous wastes," "hazardous materials,"

"extremely hazardous wastes," "restricted hazardous wastes,"

"toxic substances" or words of similar import under any

Environmental Law.

     3.18  Changes Since Balance Sheet Date; No Material

Adverse Change.  Except as set forth on Schedule 3.18 hereto,

since the Balance Sheet Date the Clipper Group has not, and

prior to the Closing the Clipper Group will not have, (i)

incurred any Liability, except current liabilities in the

ordinary course of business consistent with past practice and

Liabilities incurred under Contracts entered into in the

ordinary course of business consistent with past practice;

(ii) discharged or satisfied any Lien or paid any Liability, other than current liabilities shown on the Balance Sheets and current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

(iii) sold or transferred any material assets or written off any receivables, except for (A) the transfers of assets

contemplated by paragraph 5.3 hereof and (B) the collection of receivables in the ordinary course of business; (iv)

mortgaged, pledged or subjected to any other Lien any of its assets or properties, other than Liens reflected on the

Balance Sheets; (v) suffered any losses or waived any rights of substantial value; (vi) granted any bonuses or commissions or increased the compensation payable to any of its employees,

directors or officers or increased the aggregate payment of

any fees except for customary bonuses and regular salary

increases made in accordance with the Clipper Groups' past

practices as summarized on Schedule 3.18 or in accordance with the benefit plans described in Schedule 3.22; (vii) made any loans to any individuals, firms, corporations or other

entities; (viii) declared, made, set aside or paid any

dividend, distribution, or payment on, or any purchase or

redemption of, any shares of any class of its capital stock,

or any commitment therefor (other than as described on

Schedule 3.18); (ix) made any material change (except to make the Closing Balance Sheet Adjustments) in any method of

accounting (for book or tax purposes) or auditing practice; or

(x) entered into any transaction not in the ordinary course of business or agreed (whether or not in writing) to do any of

the foregoing.  From the Balance Sheet Date through the

Closing Date, the business of the Clipper Group has been and will have been operated only in the regular and ordinary

course consistent with past practice.  Since the Balance Sheet

Date there has not been a material adverse change in the

condition (financial or otherwise), businesses, prospects of the businesses as currently conducted, or operations of the

Clipper Group, taken as a whole.

         3.19  No Change.  Since the Balance Sheet Date, there

has not been any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate,

has or will have a material adverse effect on the Clipper

Group, taken as a whole.

         3.20  Accounts Receivable.  Schedule 3.20, which has

previously been provided to the Buyer, sets forth a complete and accurate listing and aging of the accounts receivable of the Clipper Group as of June 30, 1994.  All of the accounts

receivable of the Clipper Group are actual and bona fide

receivables representing enforceable obligations for the total dollar amount thereof shown on the books of the Clipper Group which resulted from the ordinary course of the business of the

Clipper Group.  Such receivables (net of the reserve for

doubtful accounts shown on the Balance Sheets) will be collected in full in accordance with their terms without being subject to any recoupments, set-offs or counterclaims.

         3.21  Capital Projects and Expenditures.  All capital

projects and capital expenditures (including any leases

capitalized in accordance with GAAP) committed for or

undertaken by the Clipper Group and not fully paid for on the date hereof, as well as the terms of any and all financing

arranged in connection therewith and details for payments, if any, made with respect thereto, are set forth on Schedule 3.21 hereto.  Except as set forth on such Schedule 3.21, from the

Balance Sheet Date to the date hereof, the Clipper Group has not made any additional expenditures or additional commitments for capital expenditures.

         3.22  Employee Benefits.

               (a)  Except for the plans of the Clipper Group

set forth on Schedule 3.22 hereto (the "Plans"), no member of the Clipper Group or any of its ERISA Affiliates maintains or contributes to or has any liability with respect to any

"employee benefit plan" as that term is defined in Section

3(3) of ERISA, or any other bonus, incentive, compensation,

profit sharing, stock, severance, retirement, health, life,

disability, group insurance, vacation, holiday, fringe

benefit, employment, stock option, stock purchase, stock

appreciation right, supplemental unemployment, layoff, or

consulting plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated).  True and complete copies of all the

Plan documents and summary plan descriptions have been

furnished to Buyer (along with all related trust agreements,

insurance contracts or other funding agreements which

implement each Plan, and all other documents, records or other materials related thereto reasonably requested by Buyer).

               (b)  With respect to each Plan, the

requirements of ERISA, the Code (including, without limitation and Part 6 of Subtitle B of Title I of ERISA and Sections

105(h) and 4980B of the Code) and all other applicable laws

have been fulfilled in all respects and copies of all filings with the Internal Revenue Service and the Department of Labor

or other applicable Governmental Authority for the three most recent plan years for the Plans have been furnished to Buyer.

The Clipper Group has applied to the Internal Revenue Service for a determination letter for the 401(k) plan.  Except as

described in Schedule 3.22(b), no written or oral

representations have been made to any employee or former

employee of any member of the Clipper Group promising or

guaranteeing any employer payment or funding for the

continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year

(except to the extent of coverage required under Section 4980B of the Code).

               (c)  Except with respect to March Transport

Company, neither any member of the Clipper Group nor any ERISA

Affiliate has ever (i) maintained or contributed to any plan subject to Section 412 of the Code and Section 302 of ERISA or

(ii) contributed to any "multiemployer plan," as such term is defined in Section 3(37) of ERISA, and neither any member of the Clipper Group nor any ERISA Affiliate has effected either a "complete withdrawal" or a "partial withdrawal," as those

terms are defined in Sections 4203 and 4205, respectively, of

ERISA, from any such multiemployer plan.

               (d)  With respect to March Transport Company,

any Liabilities ever assumed or incurred by March Transport

Company in connection with any of the types of plans referred to in paragraph 3.22(c) have been completely satisfied, and no member of the Clipper Group is subject to any Liability as a result thereof.  The Shareholders have provided Buyer with

copies of the final settlement and release documents relating to such Liabilities.

               (e)  Except as set forth on Schedule 3.22

hereto, at the Balance Sheet Date there were, at the date

hereof there are, and on the Closing Date there will be, no

bonus, profit sharing, incentives, commissions or other

compensation of any kind with respect to work done prior to

the Balance Sheet Date, the date hereof or the Closing Date,

respectively, due to or expected by present or former employees of any member of the Clipper Group not paid prior to such date or, with respect to compensation for work done prior to the Balance Sheet Date, not fully accrued on the Balance

Sheets.

               (f)  Each Plan that is an "employee pension

benefit plan" (as defined in Section 3(2) of ERISA) meets the requirements of a "qualified plan" under Section 401(a) of the

Code in form and in operation, and such Plan, and each trust

(if any) forming a part thereof, has received a favorable

determination letter, or a favorable determination letter has been applied for, from the Internal Revenue Service as to the qualification under the Code of such Plan and the tax-exempt status of such related trust, and nothing has occurred since the date of such determination letter, or request therefor,

that could reasonably be expected to adversely affect the

qualification of such Plan or the tax-exempt status of such

related trust.

               (g)  There are no unfunded liabilities existing

under any Plan, and each Plan could be terminated as of the

Closing Date with no liability to Buyer, any member of the

Clipper Group, any ERISA Affiliate or any Person that is under common control, or is treated as a single employer, with Buyer under Section 414 of the Code or ERISA Section 4001.

               (h)  With respect to each Plan (i) there have

been no non-exempt prohibited transactions as defined in

Section 406 of ERISA or Section 4975 of the Code, (ii) no

fiduciary (as defined in Section 3(21) of ERISA) has liability for breaching of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets in such Plan, and (iii) no actions, investigations,

suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or, to the knowledge of Chambers and Sze, threatened, and Chambers and Sze have no knowledge of any facts that would give rise to or could

reasonably be expected to give rise to any such actions, suits or claims.

         3.23  Governmental Approvals.  No governmental

authorization, approval, order, license, permit, franchise or consent and no registration, declaration or filing by the

Clipper Group or the Shareholders with any Governmental

Authority is required in connection with the execution and

delivery of this Agreement and the consummation of the

transactions contemplated hereby except for (a) the filing of a premerger notification report under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976, as amended (the "HSR Act")

and (b) the transfer of operating authority and permits issued by the Interstate Commerce Commission to Agile.

         3.24  Tax Matters.

               (a)  The Clipper Group (collectively, the

"Taxpayers") has duly and timely filed all Returns required to be filed by it. No member of the Clipper Group currently is the beneficiary of any extension of time within which to file any Return.  No claim has ever been made by an authority in a jurisdiction where any member of the Clipper Group does not

file Returns that it is or may be subject to taxation by that jurisdiction.  All Returns filed by the Taxpayers were correct and complete in all respects.  The Taxpayers have paid in full all Taxes (whether or not shown on a Return) required to be

paid by the Taxpayers before such payment became delinquent.

The Clipper Group has made adequate provision in the Financial

Statements, in conformity with GAAP, for the payment of all

accrued Taxes not yet payable as of the respective dates of

such Financial Statements.  All Taxes that the Taxpayers have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly and timely paid to the proper taxing authority.

               (b)  Each company in the Clipper Group has

elected to be an S Corporation and such election has been

effective from its inception or 1984, whichever is later.

There are no audits, inquiries, investigations or examinations relating to any of the Taxpayer's Returns pending or

threatened, and there are no claims which have been or may be asserted relating to any of the Taxpayer's Returns filed for any year which if determined adversely would result in the

assertion by any Governmental Authority of any Tax deficiency against the Taxpayers. There have been no waivers or extensions of statutes of limitations with respect to Taxes by the Taxpayers, or any agreements to extend the time with

respect to a Tax assessment or deficiency.

               (c)  The Clipper Group is not a party to any

tax-sharing Contract or similar arrangement with any Person.

The Taxpayers have not made a disclosure on a Return pursuant to Code Section 6662(d)(2)(B)(ii) and the Regulations

thereunder.

               (d)  The Taxpayers have withheld and paid all

Taxes required to have been withheld and paid in connection

with amounts paid or owing to any employee, independent

contractor, creditor, stockholder or other third party.

               (e)  No member of the Clipper Group has ever

been a member of an affiliated group filing consolidated

Federal income tax Returns, or has any liability for Taxes of any other person under Treasury Regulation section 1.1502-6

(or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

               (f)  No member of the Clipper Group has filed a

consent under Code Section 341(f) concerning collapsible

corporations.

               (g)  No member of the Clipper Group is

obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

         3.25  Insurance Coverage.  The members of the Clipper

Group maintain policies of insurance (including, without

limitation, insurance required by Governmental Authorities,

general public liability insurance, auto liability insurance and workers' compensation insurance) issued by insurers of

recognized responsibility insuring the members of the Clipper

Group and their respective assets and businesses against such losses and risks, and in such amounts, as are customary for

corporations engaged in the same or similar businesses and

similarly situated, and none of such losses or risks are self-

or co-insured by the members of the Clipper Group (except with respect to customary deductibles and retainages).  Schedule

3.25 hereto describes each insurance policy (specifying the

insured, the insurer, the amount of coverage, the type of

insurance, the policy number, the expiration date, the annual premium, and any pending claims thereunder) maintained by the members of the Clipper Group.  None of the members of the

Clipper Group is in default in any material respect with

respect to any provisions contained in any such insurance

policy or has failed to give any notice or present any

presently existing material claims under any such insurance

policy in due and timely fashion.

         3.26  Representations and Warranties.  The

representations and warranties of the Shareholders contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, will be true and

correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.



         SECTION 4.  Representations and Warranties of Buyer.

Buyer warrants and represents to and agrees with the

Shareholders as follows:

         4.1   Good Standing.  Buyer is a corporation duly

organized, validly existing and in good standing under the

laws of Delaware.

         4.2   Authorization.  The execution and delivery of

this Agreement and the consummation of the transactions

contemplated hereby have been duly authorized by the Board of

Directors of Buyer, and all other corporate action of Buyer,

including all authorizations and ratifications, necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been taken.  This Agreement constitutes a binding obligation of

Buyer, enforceable against Buyer in accordance with its terms.

No consent of any lender, trustee or security holder of Buyer of other Person is required for Buyer to enter into and

deliver this Agreement and to consummate the transactions

contemplated hereby.

         SECTION 5.  Conduct Prior to the Closing.

         5.1   Investigation by Buyer.  Buyer may, prior to

the Closing Date, through its own representatives (including its counsel, accountants and consultants) make such

investigations of the properties and operations of the Clipper

Group and such audit of the financial condition of the Clipper

Group as it deems necessary or advisable in connection with

the transactions contemplated hereby, including, without

limitation, any investigation enabling it to familiarize

itself with such properties, operations and financial

condition.  The Shareholders shall permit Buyer and its

authorized representatives to have, after the date hereof,

reasonable access to the premises during normal business hours and to all books and records of the Clipper Group; and Buyer shall have the right to make copies thereof and excerpts

therefrom.  The Shareholders shall furnish Buyer with such

financial and operating data and other information with

respect to the Clipper Group as Buyer may from time to time

reasonably request.  The Buyer and its authorized

representatives shall not visit suppliers, customers and

others having business relations with the Clipper Group except with the written authorization of and participation by the

Clipper Group, which shall not be unreasonably withheld.  The parties hereto agree that the Confidentiality Agreement

between them dated June 28, 1994 shall be incorporated in this

Agreement and made a part hereof for all purposes.  In

addition to the restrictions contained in such agreement, the

Buyer agrees that it will not solicit or induce any person who is employed by by the Clipper Group to discontinue his or her employment with the Clipper Group, for a period of one year

from the date of this Agreement.

         5.2   Ongoing Operations.  The Shareholders agree

that, from the date hereof to the Closing, the Clipper Group shall use all reasonable efforts to preserve its business

organization intact and preserve for Buyer the present

relationship between the Clipper Group on the one hand and its suppliers, employees, customers and others having business

relations with it on the other.

         5.3   Conduct of Business.  The Shareholders agree

that from the date hereof until the Closing:

               (a)  The Clipper Group shall conduct its

business in the ordinary and usual course, shall not, without the prior written consent of Buyer, purchase, sell, lease,

encumber or otherwise dispose of any assets except consistent with past practice or make any change in its business,

operations or the manner of conducting its business; and

               (b)  Each member of the Clipper Group will not,

without the prior written consent of Buyer,

                      (i)  change its charter, by-laws or

other governing instruments;

                     (ii)  borrow or agree to borrow any funds

or guarantee or agree to guarantee the obligations of others,

except in the ordinary and usual course of its business;

                    (iii)  make any capital expenditure or

commit itself to make any capital expenditure except in the

ordinary and usual course of business or less than $10,000;

                     (iv)  increase the rate of salary of any

employee other than in accordance with the Clipper Group's

past practices as summarized on Schedule 3.18;

                      (v)  enter into, amend or modify any

Contract or incur any Liability other than in the ordinary

course of business and consistent with its existing policies;

                     (vi)  dispose of, permit to lapse or

otherwise fail to preserve any of its Proprietary Rights or

other similar rights, dispose of or permit to lapse any

license, permit or other form of authorization, or dispose of or disclose to any person, other than an authorized

representative of Buyer, any customer list, trade secret,

formula, process or know-how;

                    (vii)  make any material change in any

method of accounting or accounting practice or in the

application of such method of accounting or accounting

practices except as may be required to make the Closing

Balance Sheet Adjustments;

                     (ix)  pay, loan or advance any amount to

or in respect of, or sell, transfer or lease any assets

(whether real, personal or mixed, tangible or intangible) to,

or enter into any agreement, arrangement or transaction with,

any of the Shareholders, its officers or directors, any of its

Affiliates or associates or any Person in which it or any of its officers, directors, Affiliates or associates, has any

direct or indirect interest, except for (a) directors' fees

and compensation to its officers and employees at rates not

exceeding the rates of compensation in effect on the Balance

Sheet Date except for customary bonuses and regular salary

increases made in accordance with the Clipper Group's past

practice as summarized on Schedule 3.18 or in accordance with the benefit plans described in Schedule 3.22, and (b) advances made to employees for travel and other business expenses in

reasonable amounts consistent with past practice;

                      (x)  agree, whether in writing or

otherwise, to take any action prohibited in this Section 5.3;

or

                     (xi)  without limiting any of the

foregoing, take or refrain from taking any action the result of which would render any representation or warranty made to

Buyer in or in connection with this Agreement inaccurate when deemed made on and as of the Closing Date.

         5.4   Consents.  The Shareholders shall use her or

his or its best efforts to obtain in writing, prior to the

Closing, all consents, approvals, waivers, authorizations and orders (collectively, "Consents") necessary or reasonably

required in order to permit it to effectuate this Agreement

and to consummate the transactions contemplated hereby

(without the loss of any right or privilege of or any cost or detriment to the Clipper Group).  All such Consents will be in writing and copies thereof will be delivered to Buyer promptly after the Shareholders' receipt thereof but no later than

immediately prior to Closing.

         5.5   Plans, Leases and Contracts.  Except in the

ordinary course of business, without the prior written consent of Buyer, the Shareholders shall not amend or terminate the

Plans nor amend or terminate any lease, Contract or other

agreement listed in Schedules 3.10 or 3.12 and will comply

with and not be in default with respect to the Plan or any

lease, Contract or other agreement listed in said Schedules.

         5.6   Public Announcements.  The Shareholders and

Buyer agree that they will consult with each other before

issuing any press releases or otherwise making any public

statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any press release or make any public statement without the agreement of the other party, except as may be required by law or the rules of the

NASDAQ-National Market System.

         SECTION 6.  Conditions of Buyer's Obligations to

Close.  The obligations of Buyer under this Agreement are, at the option of Buyer, subject to the conditions set forth

below, which conditions may be waived by Buyer without

releasing or waiving any of its rights hereunder.

         6.1   Agreements and Conditions.  On or before the

Closing Date, the Shareholders shall have complied with and

duly performed all agreements and conditions on their part to be complied with an performed pursuant to or in connection

with this Agreement on or before the Closing Date.

         6.2   Representations and Warranties.  The

representations and warranties of the Shareholders contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

         6.3   Loss, Damage or Destruction.  Between the date

hereof and the Closing Date there shall not have been any

loss, damage or destruction to or of any of the assets,

property or business of the Clipper Group in excess of

$500,000 whether individually or in the aggregate, whether or not covered by insurance, nor shall the assets, properties and business of the Clipper Group have been adversely affected in any way as a result of any fire, accident, or other casualty, war, civil strife, riot or act of God or the public enemy in a manner that would have a material adverse effect on the

Clipper Group, taken as a whole.

         6.4   No Legal Proceeding.  No Action shall have been

instituted or threatened to restrain or prohibit the

acquisition by Buyer, or the conveyance by Shareholders, of

the Shares, and on the Closing Date there will be no Actions pending or threatened against or affecting the Shareholders or the Clipper Group which involve a demand for any judgment or liability, whether or not covered by insurance, and which may result in any material adverse change in the Clipper Group,

taken as a whole.

         6.5   Deliveries.  Buyer shall have received the

deliveries to be made by the Shareholders pursuant to Section

8.

         6.6   HSR Act.  The waiting period under the HSR Act

shall have been terminated or expired.

         6.7   Legal Opinion.  Buyer shall have received a

favorable opinion of Holme Roberts & Owen LLC, dated the

Closing Date and in form and substance reasonably satisfactory to Buyer, with respect to the matters referred to in

paragraphs 3.1 (except the next to last sentence), 3.3, 3.4,

3.15 (to their knowledge and except the last sentence) and

3.23.

         SECTION 7.  Conditions of the Shareholders'

Obligations to Close.  The obligations of the Shareholders

under this Agreement are, at the option of the Shareholders,

subject to the following express conditions, which conditions may be waived by the Shareholders without releasing or waiving any of their rights hereunder.

         7.1   Agreements and Conditions.  On or before the

Closing Date, Buyer shall have complied with and duly

performed all of the agreements and conditions on its part

required to be complied with or performed pursuant to this

Agreement on or before the Closing Date.

         7.2   Representations and Warranties.  The

representations and warranties of Buyer contained in this

Agreement shall be true and correct on and as of the Closing

Date with the same force and effect as though such

representations and warranties and had been made on and as of the Closing Date.

         7.3   Deliveries.  The Shareholders shall have

received the deliveries to be made by Buyer pursuant to

Section 8.



         SECTION 8.  Deliveries of the Shareholders and Buyer.

The Shareholders agree on the Closing Date to deliver to Buyer the following:

         8.1   Stock Certificates.  Certificates representing

all of the Shares being purchased by Buyer hereunder, duly

endorsed in blank for transfer or with appropriate stock

powers duly executed in blank, with signatures appropriately guaranteed, by the Shareholders.  Immediately thereafter, the

Shareholders shall cause each member of the Clipper Group to transfer on its books and records the aforesaid stock

certificates and to issue and deliver to Buyer, in exchange

for said stock certificates, stock certificates registered in the name of Buyer representing the Shares.

         8.2   Corporate Records.  The stock books, minute

books and corporate seal of the Clipper Group.

         8.3   Resignations.  Written resignations of each of

the Clipper Group's directors.

         8.4   Consents.  All consents required in connection

with the execution and delivery of this Agreement and the

transactions contemplated hereby.

         8.5   Possession of Assets.  Possession of the assets

and properties of the Clipper Group.

         8.6   Other Deliveries.  Such other documents or

instruments as Buyer or its counsel may reasonably request.



         SECTION 9.  Deliveries of Buyer on the Closing Date.

Buyer agrees on the Closing Date to deliver to the

Shareholders the following:

         9.1   Payments.  The Purchase Price to be delivered

pursuant to paragraph 2.2 hereof and the payment specified in paragraph 10.5.

         9.2   Secretary's Certificate.  A certificate of the

Secretary or an Assistant Secretary of Buyer setting forth a copy of the resolutions adopted by the Board of Directors of

Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions

contemplated hereby.



         SECTION 10.  Additional Covenants.

         10.1  Cooperation.  The Shareholders will cooperate

with Buyer, and the Shareholders will use all reasonable

efforts to have the officers, directors and other employees of the Clipper Group cooperate with Buyer, at Buyer's request and expense, after the Closing, in endeavoring to effect the

collection of accounts and notes receivable owing to the

Clipper Group at the Closing Date and in furnishing

information, evidence, testimony and other assistance in

connection with any actions, proceedings, arrangements or

disputes involving the Shareholders and the Clipper Group and based upon Contracts or acts of the Clipper Group which were in effect or occurred on or prior to the Closing.

         10.2  Further Assurances of Shareholders.  The

Shareholders agree at any time and from time to time after the

Closing, upon the request of Buyer, to do, execute,

acknowledge and deliver, or to cause to be done, executed,

acknowledged and delivered, all such further acts,

assignments, transfers, powers of attorney and assurances as may be required for the better assigning, transferring,

conveying, and confirming to Buyer, or to its successors and assigns, of the Shares and to carry out the terms and

conditions of this Agreement.

         10.3  Further Assurances of Buyer.  Buyer and the

Shareholders shall cooperate fully, as and to the extent

reasonably requested by the other party, in connection with

any audit, litigation or other Action, or the preparation of

Returns (including the Returns of a Shareholder) with respect to Taxes or other matters relating to the period prior to the

Closing Date.  Such cooperation shall include the retention

and (upon the other party's reasonable request) the provision of records and information, including work papers of the

Clipper Group and the Clipper Group's independent auditors,

but excluding records and information that are protected by

recognized professional privilege, related to tax periods on or prior to the Closing Date, which are reasonably relevant to any such audit, litigation or other Action, or any Returns

(including any Returns of a Shareholder), and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Shareholders agree (i) to retain all books and records with respect to Tax matters pertinent to the

Clipper Group relating to any period (or portion thereof)

prior to the Closing, and (ii) to give the other party

reasonable written notice prior to destroying or discarding

any such books and records and, if the other party so

requests, Buyer and the Shareholders, as the case may be,

shall allow the other party to take possession of such books and records.  Buyer also agrees that it shall, or shall cause the Clipper Group to, pay all bonuses to employees of the

Clipper Group that are accrued on the Closing Balance Sheet

(and that are of the types and in aggregate amounts not

exceeding those previously disclosed to Buyer) at such time as shall be agreed upon by the Shareholders and Buyer, but in no event later than December 14, 1994.

         10.4  Code Section 338(h)(10) Election.  At Buyer's

option, the Shareholders will join with Buyer in making an

election under Code Sections 338(g) and 338(h)(10) (and any

corresponding elections under state, local or foreign tax law)

(collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of each member of the

Clipper Group.  In connection therewith, the Shareholders

shall cooperate in executing and filing all returns, reports,

documents or elections required to be executed and filed.  The

Shareholders and Buyer will mutually agree upon the allocation of the Purchase Price to the assets of the members of the

Clipper Group.  The Shareholders will pay any Tax attributable to the making of the Section 338(h)(10) Election and will

indemnify Buyer and the members of the Clipper Group against any adverse consequences arising out of any failure to pay

such Tax.  The Shareholders will also pay any state, local or foreign Tax (and indemnify the Buyer and the members of the

Clipper Group against any adverse consequences arising out of any failure to pay such Tax) attributable to or which results from the Section 338(h)(10) Election where the state, local or foreign Tax jurisdiction (i) does not provide or recognize a

Section 338(h)(10) Election or (ii) does not apply its

provisions corresponding to Section 338(h)(10) of the Code to the purchase and sale of the members of the Clipper Group (for example because such corporations file separate Returns in

such jurisdiction).

         10.5  Non-Competition Covenants.  The Shareholders

covenant for themselves and their Affiliates that for a period of five years from and after the Closing Date, neither they

nor any of their Affiliates shall engage, directly or

indirectly (whether as owner, partner, stockholder (other than a holder of less than 5% of the shares of a public company),

joint venturer, manager, investor, advisor, consultant or

otherwise), in the business of freight transportation or

freight forwarding in North America except as an employee of the Buyer or any Affiliate of the Buyer, or such other manner as the Buyer shall consent to in writing.  The Shareholders

further covenant for themselves and their Affiliates that for a period of five years from and after the Closing Date,

neither they nor any of their Affiliates shall directly or

indirectly induce or solicit, or directly or indirectly aid or assist any other Person to induce or solicit, any person who is (or within the prior twelve months had been) an employee,

salesman, agent, consultant, distributor, representative,

advisor, customer or supplier of the companies in the Clipper

Group (or their successors) to terminate that person's

employment or business relations with the companies in the

Clipper Group (or their successors).  If any provision of this covenant is deemed invalid in whole or in part, it shall be

curtailed, whether as to time, geographical area, scope of

activity or otherwise, as and to the extent required for its validity under applicable law and, as so curtailed, shall be enforceable.  The Shareholders acknowledge that this paragraph

10.5 and the Shareholders' and their Affiliates' obligations hereunder are a material inducement and condition to Buyer's entering into this Agreement.  As additional consideration for the non-competition agreement of Sze in this paragraph, the

Buyer shall pay to Sze, on the Closing Date and by means of a wire transfer of immediately available funds to the account

number and depository designated by Sze pursuant to paragraph

2.3, the sum of $1,000,000.  In the event of a breach or

threatened breach of this paragraph, Buyer shall be entitled to an injunction restraining such breach; however, nothing

herein shall be construed as prohibiting Buyer from pursuing any remedy available to Buyer as a result of such breach or

threatened breach.

         10.6  Agile Closing.  If on the Closing Date the

transfer of operating authority and permits issued by the

Interstate Commerce Commission to Agile has not been completed so that the transfer of stock in Agile to Buyer may not be

consummated, the Buyer and the Shareholders agree that they

shall complete the other transactions described in this

Agreement on the Closing Date and shall cooperate to complete the transfer of such operating authority and permits as soon as possible, and shall complete the sale of stock of Agile to the Buyer as soon as possible after completion of such

transfer.  Pending such transfer, the portion of the Purchase

Price allocated to the stock of Agile under paragraph 2.2

shall be retained by the Buyer and the stock of Agile shall be retained by the Shareholders.  Notwithstanding these

provisions, the Buyer and the Shareholders shall take any

reasonable steps, on the advice of counsel and consistent with law, to transfer management authority and the economic benefit of Agile to the Buyer while the transfer of such operating

authority and permits are being processed.  If such transfer is not completed after all efforts to complete such transfer,

including any available appeals to the Interstate Commerce

Commission or the courts, have been exhausted, then the Buyer and the Shareholders shall take all steps necessary or

appropriate to transfer the assets and business of Agile to

the Buyer or an Affiliate of Buyer for a purchase price equal to the portion of the aggregate Purchase Price allocated to

the stock of Agile.



         SECTION 11.  Indemnification.

         11.1  Indemnification by Shareholders.  (a) The

Shareholders each agree, jointly and severally, to indemnify

Buyer and every Affiliate of Buyer against and hold them

harmless from any and all Damages that Buyer or any Affiliate of Buyer may sustain at any time by reason of:  (i) any

Liability for Federal income taxes (A) relating to any taxable period (or any portion thereof) prior to the Closing Date, or

(b) imposed by reason of the transfer of the Shares provided for by this Agreement, (ii) the breach or inaccuracy (or

alleged breach or inaccuracy) of, or failure to comply with

(or alleged failure to comply with), or the existence (or

alleged existence) of any facts resulting in the inaccuracy

(or alleged inaccuracy) of, any of the warranties or

representations contained in paragraphs 3.3, 3.4, 3.22(d) and

3.24 hereof or (iii) Actions relating to the matters referred to in Schedule 11.1.  As used in this Agreement, the terms

"alleged breach or inaccuracy," "alleged failure to comply

with," "alleged existence," or "alleged inaccuracy" shall only apply to allegations by parties other than the Buyer or its

Affiliates as to such matters.

               (b)  The Shareholders each further agree,

jointly and severally, to indemnify Buyer and any Affiliate of

Buyer against and hold them harmless from any and all Damages that Buyer or any Affiliate of Buyer may sustain by reason of the breach or inaccuracy (or alleged breach or inaccuracy) of,

any of the warranties or representations contained in

paragraphs 3.14, 3.17(c) and 3.22(a), (b), (c), (e), (f), (g)

and (h) hereof, of which Buyer has given the Shareholders

written notice on or before the third anniversary of the

Closing Date.  The Shareholders' indemnification obligations under this paragraph 11.1(b), however, are subject to the

limitations referred to in paragraph 11.4 hereof.

         11.2  Indemnification by Buyer.  Buyer agrees to

indemnify and hold the Shareholders and every Affiliate of the

Shareholders harmless from and against any and all Damages

which the Shareholders or any Affiliate of the Shareholders

may sustain at any time by reason of the breach or inaccuracy

(or alleged breach or inaccuracy) of or failure to comply with

(or alleged failure to comply with) any warranties,

representations, conditions, covenants or agreements of Buyer contained in this Agreement or in any agreement, certificate or document delivered pursuant to or in connection with this

Agreement or arising out of the closing of the transactions

contemplated hereby.

         11.3  Procedures for Third Party Indemnification.  In

those instances in which a third party claim is asserted

against any party hereto, or any party hereto is made a party defendant in any third party action or proceeding, and such

claim, action or proceeding involves a matter which is the

subject of this indemnification, then such party (an

"Indemnified Party") shall give written notice to the other

party hereto (the "Indemnifying Party") of such claim, action or proceeding, and such Indemnifying Party shall have the

right to join in the defense of said claim, action or

proceeding at such Indemnifying Party's cost and expense and,

if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from

which no further appeal may be taken and if the Indemnified

Party is reasonably assured of the Indemnifying Party's

ability to satisfy such agreement, then at the option of the

Indemnifying Party, such Indemnifying Party may take over the defense of such claim, action or proceeding, except that, in such case, the Indemnified Party shall have the right to join in the defense of said claim, action or proceeding at its own cost and expense.

         11.4  Limitations on Indemnification.

Notwithstanding paragraph 11.1(b) of this Agreement, the

Shareholders shall not be required to indemnify Buyer or

Buyer's Affiliates with respect to Damages arising from

breaches or inaccuracies (or alleged breaches or inaccuracies)

of or failure to comply with (or alleged failure to comply

with), or the existence (or alleged existence) of facts

resulting in the inaccuracy (or alleged inaccuracy) of the

warranties or representations contained in paragraphs 3.14,

3.17(c) and 3.22 (except subparagraph (d) of paragraph 3.22,

which is not so limited) hereof, or with respect to Damages

arising from the reclassification of independent contractors or their employees as employees of any Company in the Clipper

Group, unless and until the aggregate amount of all such

Damages exceeds $500,000, at which time the Shareholders shall be obligated to indemnify Buyer and Buyer's Affiliates with

respect to 50% of all such Damages exceeding $500,000.

         11.5  Holdback.  In addition to any other rights the

Buyer has under this paragraph 11 or elsewhere in this

Agreement to indemnification or recoupment, and

notwithstanding the limitations on indemnification set out in paragraph 11.4, the Shareholders and Buyer agree that Buyer is entitled to retain $6,000,000 as a holdback (the "Holdback

Amount") to secure Buyer against any and all Damages that

Buyer or any Affiliate of Buyer may sustain as a result or consequence of (i) breaches or inaccuracies (or alleged breaches or inaccuracies)of, or failure to comply with (or

alleged failure to comply with), or the existence (or alleged existence) of any facts resulting in the inaccuracy (or

alleged inaccuracy) of, any of the warranties,

representations, conditions, covenants or agreements of the

Shareholders hereunder, or (ii) any Action relating to the

matters referred to in Schedule 11.1, subject to the

limitations and restrictions set forth in the remainder of

this paragraph 11.5.  Buyer agrees to give prompt written

notice to the Shareholders upon the occurrence of any Damages or the assertion of any claim or the commencement of any

action or proceeding with respect to which Damages may

reasonably be expected to occur and, to the extent applicable,

to otherwise comply with the procedures set forth in paragraph

11.3 hereof, but in any case Buyer shall give such notice on or before May 1, 1995.  On May 15, 1995, Buyer shall release that amount of the Holdback Amount to the Shareholders (in the same allocations in which the Purchase Price was finally

allocated under paragraph 2.2) that has not been previously

applied to recompense Buyer for any Damages so sustained;

provided, however, that if Buyer has notified the Shareholders on or prior to May 1, 1995 of any Damages sustained (or

Damages that Buyer concludes are likely to be sustained) or

the assertion of any claim or the commencement of any action or proceeding with respect to which Damages may reasonably be expected to occur, Buyer may retain an amount that, based on the good faith estimate of Buyer of the potential amount of

such Damages, would be adequate to recompense Buyer if such

Damages were incurred.  When any such Damages are paid,

payment is provided for or the claim is otherwise resolved,

any remaining portion of the Holdback Amount still held by

Buyer in respect of such Damages or claim shall be released

promptly to the Shareholders.  Any portion of the Holdback

Amount that is paid to the Shareholders under this paragraph

11.5 shall be paid with interest at an annual rate equal to

the rate on treasury bills maturing closest to the first

anniversary of the Closing Date as published in the Wall

Street Journal (Rocky Mountain Edition) on the Closing Date

or, if not published on such date, on the first preceding date on which such rate was published.

         11.6  Insurance; Double Recovery.  In determining the

amount of Damages against which an indemnifying party shall

indemnify an indemnified party or retain holdback amounts

pursuant to paragraph 11.5, the amount of any available

insurance coverage or proceeds (less any deductibles or other amounts that reduce the amount payable to the insured) shall be taken into account.  The parties mutually intend that no

double recovery be effected as a consequence of the

application of the indemnification or holdback provisions set forth in this section 11.

         SECTION 12.  Survival of Representations; Effect of

Certificates.

         The parties hereto agree that all representations and

warranties of the Shareholders other than those contained in paragraphs 3.3, 3.4, 3.14, 3.17(c), 3.22 and 3.24 hereof shall expire and be of no further force and effect after May 1, 1995 and that all other representations, warranties, covenants,

conditions and agreements contained herein or in any

instrument or other document delivered pursuant to this

Agreement or in connection with the transactions contemplated hereby shall survive the consummation of the transactions

contemplated hereby.  The representations and warranties of

the Shareholders contained in paragraphs 3.14, 3.17(c) and

3.22 (except subparagraph (d) of paragraph 3.22, which shall survive the consummation of the transactions contemplated

hereby) hereof shall expire and be of no further force or

effect on the third anniversary of the Closing Date.



         SECTION 13.  Brokerage Indemnity.  Buyer, on the one

hand, and the Shareholders, on the other hand, each represents to the other that no broker or finder has been involved with any of the transactions relating to this Agreement except

Alex. Brown & Sons Incorporated.  The parties agree that the

Shareholders have the sole responsibility for any fees due to

Alex. Brown & Sons Incorporated in connection with the transactions contemplated by this Agreement. Except as provided in the preceding sentence, in the event of a claim by any broker or finder that such broker or finder represented or was retained by the Shareholders, on the one hand, or Buyer,

on the other hand, in connection herewith, the Shareholders or

Buyer, as the case may be, agree to indemnify and hold the

other harmless from and against any and all loss, liability,

cost, damage, claim and expense, including, without

limitation, attorneys' fees and disbursements, which may be

incurred in connection with such claim.



         SECTION 14.  Notices.  All notices, requests, demands

and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when hand delivered, when received if sent by telecopier or by same day or overnight recognized commercial courier service or three

business days after being mailed in any general or branch

office of the United States Postal Service, enclosed in a

registered or certified postpaid envelope, addressed to the

address of the parties stated below or to such changed address as such party may have fixed by notice:



                   To the Shareholders:

                   Andy Sze
                   c/o Clipper Exxpress Company
                   15700 West 103rd Street
                   Lemont, Illinois  60439

                   Merle Chambers and
                   The Evelyn Chambers Revocable Trust No. 1
                   c/o Axem Resources Incorporated
                   1675 Broadway, Suite 1700
                   Denver, Colorado  80202

                         - copy to -

                   Holme Roberts & Owen LLC
                   1700 Lincoln, Suite 4100
                   Denver, Colorado  80203
                   Attention:     James E. Bye, Esq.
                   Telecopier:    (303) 866-0200

                   To Buyer:

                   Arkansas Best Corporation
                   Corporate Center
                   1000 South 21st Street
                   Fort Smith, Arkansas  72901
                   Attention:     Corporate Secretary
                   Telecopier:    (501) 785-6124

                         - copy to -

                   Hughes & Luce, L.L.P.
                   1717 Main Street, Suite 2800
                   Dallas, Texas  75201
                   Attention:     Alan J. Bogdanow
                   Telecopier:    (214) 939-6100

provided, that any notice of change of address shall be

effective only upon receipt.



         SECTION 15.  Termination.

         15.1  This Agreement may be terminated at any time

prior to the Closing by any of the following:

               (a)  By mutual written agreement of Buyer and

the Shareholders;

               (b)  By either Buyer or the Shareholders, if

the Closing has not occurred by December 31, 1994 upon written notice by such terminating party, provided that at the time

such notice is given a material breach of this Agreement by

such terminating party shall not be the reason for the

Closing's failure to occur;

               (c)  Subject to the provisions of paragraph

15.2, by Buyer, by written notice to the Shareholders, if

there has been a material violation or breach of any of the

Shareholders' covenants or agreements made herein or in

connection herewith or if any representation or warranty of

the Shareholders made herein or in connection herewith proves to be materially inaccurate or misleading with respect to the

Clipper Group, taken as a whole; or

               (d)  Subject to the provisions of paragraph

15.2, by the Shareholders, by written notice to Buyer, if

there has been a material violation or breach of any of

Buyer's covenants or agreements made herein or in connection herewith or if any representation or warranty of Buyer made

herein or in connection herewith proves to be materially

inaccurate or misleading.

         15.2  If this Agreement is terminated as provided in

paragraph 15.1, then this Agreement shall forthwith become

void and there shall be no liability or obligation on the part of any party hereto (or any of their respective officers, directors or employees) except as provided in paragraphs 5.1,

5.6, 12, 13, 16.8 and 16.9, and except that if Buyer

terminates this Agreement pursuant to paragraph 15.1(c) or the

Shareholders terminate this Agreement pursuant to paragraph

15.1(d), the non-terminating party shall remain liable for any breach hereof.



         SECTION 16.  Miscellaneous.

         16.1  Entire Agreement.  This Agreement, including

the Schedules hereto, sets forth the entire agreement and

understanding among the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this

Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby.  Unless otherwise expressly defined,

terms defined in the Agreement shall have the same meanings

when used in any Schedule and terms defined in any Schedule

shall have the same meanings when used in the Agreement or in any other Schedule.  This Agreement (including the Schedules hereto) shall not be changed, modified or amended except by a writing signed by each party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged.

         16.2  Taxes.  Any Taxes in the nature of a sales or

transfer tax, and any stock transfer tax, payable on the sale or transfer of the Shares or the consummation of any other

transaction contemplated hereby shall be paid by the

Shareholders.

         16.3  Governing Law.

               THIS AGREEMENT AND ITS VALIDITY, CONSTRUCTION

AND PERFORMANCE SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS

OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO PRINCIPLES

OF CONFLICTS OF LAW.

         16.4  Representation by Counsel.  Each party hereto

represents and agrees with the other that it has been

represented by independent counsel of its own choosing; it has had the full right and opportunity to consult with its

respective attorneys and other advisors and has availed itself of this right and opportunity; its authorized officers have

carefully read and fully understand this Agreement in its

entirety and have had it fully explained to them by such

party's counsel; it is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and its

authorized officer is competent to execute this Agreement and has executed this Agreement free from coercion, duress or

undue influence.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

         16.5  Benefit of Parties; Assignment.  This Agreement

shall be binding upon and shall inure to the benefit of the

parties hereto and their respective successors, legal

representatives and permitted assigns.  The Agreement may not be assigned by the Shareholders except with the prior written consent of Buyer.  Buyer may (at any time prior to the

Closing), in its sole discretion, assign, in whole or in part,

its rights and obligations pursuant to this Agreement to one or more of its wholly-owned Subsidiaries.  If Buyer assigns

its interests, Buyer will guarantee the obligations of any

such assignee under this Agreement (such guarantee to be in

form and substance reasonably satisfactory to Shareholders).

Buyer's "wholly-owned Subsidiaries" include Subsidiaries which may be organized subsequent to the date hereof.  Nothing

herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement.

         16.6  Pronouns.  Whenever the context requires, the

use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, the use of the singular shall be deemed to refer also to the plural and the use of the plural shall be deemed to refer also to the

singular.

         16.7  Headings.  The headings in the sections,

paragraphs and Schedules of this Agreement are inserted for

convenience of reference only and shall not constitute a part hereof.  The words "herein," "hereof," "hereto" and

"hereunder," and other words of similar import refer to this

Agreement as a whole and not to any particular provision of

this Agreement.

         16.8  Arbitration.

               (a)  All claims, disputes and controversies

arising out of or relating to this Agreement or the

performance, breach, validity, interpretation, application or enforcement hereof, including any claims for equitable relief or claims based on contract, tort, statute or any alleged

breach, default or misrepresentation in connection with any of the provisions hereof, shall be resolved by binding

arbitration.  A party may initiate arbitration by sending

written notice of its intention to arbitrate to the other

party and to the American Arbitration Association ("AAA")

office located in Chicago, Illinois (the "Arbitration

Notice").  The Arbitration Notice will contain a description of the dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in Chicago, Illinois before an independent and impartial arbitrator who is selected by mutual agreement, or, in the absence of such agreement,

before three independent and impartial arbitrators, of whom

the Buyer will appoint one and the Shareholders will appoint one, with the third being chosen by the two arbitrators

appointed by the parties.  In no event may the demand for

arbitration be made after the date when the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable

statute of limitations.

               (b)  The arbitration and any discovery

conducted in connection therewith will be conducted in

accordance with the Commercial Rules of arbitration and

procedures established by AAA in effect at the time of the

arbitration, including without limitation the expedited

procedures set forth therein (the "AAA Rules").  The

arbitrators will deliver their decision in writing, together with a summary of the reasons for their decision, including

appropriate citations to legal authority.  The decision of the arbitrators will be final and binding on all parties and their successors and permitted assignees.  The judgment upon the

award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

               (c)  The panel of arbitrators shall be selected

no later than 45 days after the date of the Arbitration

Notice.  The arbitration hearing shall commence no later than three months after the panel of arbitrators is selected.  The arbitrators shall render their decision no later than 30 days after the close of the hearing, in accordance with AAA Rules.

               (d)  The arbitrators' fees and costs will

conform to the then current AAA fee schedule and will be borne equally by the parties.

         16.9  Expenses.  The parties hereto shall pay all of

their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants and

financial advisors.  Notwithstanding the foregoing, the

Clipper Group shall not have paid, pay or be obligated to pay in excess of $50,000 for expenses (including without

limitation legal and accounting expenses and expenses of

financial advisors) incurred, either directly or indirectly,

in connection with this Agreement and the transactions

contemplated hereby.  Any and all such expenses in excess of

$50,000 shall be paid by the Shareholders.

         IN WITNESS WHEREOF, the parties have caused this

Agreement to be duly executed on the day and year first

written above.



                             ARKANSAS BEST CORPORATION


                             By: /s/ Robert A. Young III
                                ------------------------------
                                Title

                             SHAREHOLDERS:


                             /s/ Merle Chambers
                             ---------------------------------
                             Merle Chambers


                             /s/ Andy Hok Fan Sze
                             ---------------------------------
                             Andy Hok Fan Sze



                             THE EVELYN CHAMBERS REVOCABLE
                               TRUST NO. 1


                             By: /s/ Merle C. Chambers
                                ------------------------------
                                Trustee